EXHIBIT 10.1

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AND EXCESS PLAN

Morgan Stanley & Co. LLC (the “Company”), pursuant to authority granted to it by Morgan Stanley Domestic Holdings, Inc. and Morgan Stanley, hereby amends the Morgan Stanley Supplemental Executive Retirement and Excess Plan (the “SEREP”) as follows:

1. Effective September 30, 2014, a new Appendix F, Freezing of the SEREP, is added to the SEREP as follows:

“APPENDIX F

FREEZING OF THE SEREP

F.1 Intent. It is the intention of the Corporation that the Plan will be frozen after September 30, 2014 as set forth in this Appendix F. This Appendix F also provides (i) certain transitional provisions for individuals near eligibility to participate in the SERP portion of the Plan who remain employed by the Firm until age 55 or whose employment with the Firm is terminated involuntarily before age 55, and (ii) adjustments to protect Plan benefits from erosion (after June 30, 2014) to the extent provided in this Appendix F. Nothing in this Appendix F is intended to alter the timing or form of payment of any Participant’s Benefit.

Except to the extent provided in F.7, the provisions of this Appendix F apply notwithstanding any other provisions in the Plan. In the event of any conflict between the terms of Appendix F and any other Plan provisions, the terms of Appendix F shall govern.

The provisions of this Appendix F shall be interpreted consistently with the Corporation’s intent.

F.2 No New Participants. No individual may become a Participant in the Plan on or after October 1, 2014 except as follows: an individual who otherwise meets the participation requirements for SERP Benefits under Paragraph III of the Plan shall become a Participant who is entitled to a SERP Benefit under F.4 if he or she (i) attains age 55 while actively employed by the Firm, or (ii) is terminated involuntarily by the Firm on or after October 1, 2014 and prior to the date he or she attains age 55 other than for a cancellation event as defined in the Participant’s most recent annual deferred compensation award certificate. Such a Participant is referred to in this Appendix F as a ‘Grandfathered Participant.’

For avoidance of doubt, no individual may first become eligible for an Excess Benefit under the Plan on or after January 1, 2004.

F.3 No New Benefit Accruals. Effective October 1, 2014, no additional benefits may accrue under the Plan (including SERP Benefits and Excess Benefits), except as provided in F.4 below with respect to Grandfathered Participants.

F.4 SERP Benefits for Grandfathered Participants. A Grandfathered Participant who enters the Plan on or after October 1, 2014 pursuant to F.2 above shall be entitled only to the amount of SERP Benefits he or she would have accrued under Paragraph IV of the Plan through September 30, 2014, determined as if he or she had been a Participant in the SERP Benefit portion of the Plan on September 30, 2014. The reduction factors set forth in Paragraph IV.D of the Plan shall apply if such Grandfathered Participant’s SERP Benefit commences before age 60.

F.5 No Additional Future Offsets. No amount described in Paragraph IV.C or Paragraph V.B of the Plan that is accrued on or after July 1, 2014, shall be applied as an offset against any SERP Benefit or Excess Benefit.

F.6 Special Early Retirement Reduction Factors for Excess Benefit. For the avoidance of doubt, in the event a Participant with an Excess Benefit is involuntarily terminated by the Firm on or after October 1, 2014 and prior to the date on which such Participant attains age 55 other than for a cancellation event as defined in the Participant’s most recent annual deferred compensation award certificate, such Participant’s Excess Benefit under the Plan shall be calculated with reference to the early retirement reduction factors set forth in Exhibit A of the Pension Plan, without regard to the special reduction provision for certain Grandfathered MS Participants set forth in Section 4.4(d) of Exhibit A of the Pension Plan.

F.7 Management Committee Members. Notwithstanding the provisions of F.1 through F.6 above, the provisions of Paragraph XIII of the Plan shall supersede any conflicting provisions of this Appendix F, with respect to any individual described in Paragraph XIII of the Plan.”

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of this 29th day of September, 2014.

MORGAN STANLEY & CO. LLC

By:	/s/ JEFFREY BRODSKY

Title:	Chief Human Resources Officer

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